SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

December 17, 2014

Date of Report (date of earliest event reported)

INTEVAC, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26946	94-3125814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3560 Bassett Street

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 986-9888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments

On December 17, 2014, Intevac’s management concluded that we expect to record in the fourth quarter of fiscal 2014 a non-cash charge of approximately $9.0 million related to a valuation allowance on certain foreign deferred tax assets.

In accordance with ASC Topic 740, Income Taxes, the Company determined based on an evaluation of all available objectively verifiable evidence, including but not limited to the Company’s foreign operations falling into a cumulative four-year loss, that a non-cash valuation allowance should be established against its foreign tax assets, which are comprised of net operating losses and other temporary book-tax differences. The establishment of a non-cash valuation allowance on the Company’s deferred foreign tax assets does not have any impact on its cash, nor does such an allowance preclude the Company from utilizing its tax losses or other deferred tax assets in future periods.

In addition, the Company believes that it may recognize in the fourth quarter of fiscal 2014 a non-cash charge for impairment on a certain portion of our inventory balances. The estimated amount of potential write down is in the range of $2.5 million to $3.5 million. Management is in the process of completing the assessment of the fair market valuation of that inventory and expects to conclude it in early January 2015.

These management decisions were reported to the Board of Directors on December 18, 2014.

Neither the establishment of the valuation allowance for certain foreign deferred tax assets nor any potential charge for impairment of this certain inventory will result in future cash expenditures. The valuation allowance will result in the Company’s inability to record tax benefits on future foreign losses until we generate sufficient future taxable income to support the elimination of the valuation allowance. The valuation allowance and inventory impairment charges will not, however, impact Intevac’s cash flow.

The impact of these charges was not included in the financial guidance provided on the Company’s October 27th, 2014 earnings conference call.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEVAC, INC.

Date: December 22, 2014	By:	/s/ JAMES MONIZ
James Moniz
Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary